Tyson Foods Announces Quarterly Dividend and Increase in Authorization Under Share Repurchase Program

SPRINGDALE, Ark. – August 7, 2025 – Tyson Foods, Inc. (NYSE: TSN) announced today that its board of directors has declared a quarterly dividend of $0.50 per share on Class A common stock and $0.45 per share on Class B common stock, payable on December 15, 2025, to shareholders of record at the close of business on December 1, 2025. Additionally, effective as of today, the board of directors approved an increase of 43 million shares authorized for repurchase under the company’s share repurchase program. This brings the total authorized for repurchase to approximately 50 million shares.

About Tyson Foods, Inc.
Tyson Foods, Inc. (NYSE: TSN) is a world-class food company and recognized leader in protein. Founded in 1935 by John W. Tyson, it has grown under four generations of family leadership. The Company is unified by this purpose: Tyson Foods. We Feed the World Like Family™ and has a broad portfolio of iconic products and brands including Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, State Fair®, Aidells® and ibp®. Tyson Foods is dedicated to bringing high-quality food to every table in the world, safely, sustainably, and affordably, now and for future generations. Headquartered in Springdale, Arkansas, the company had approximately 138,000 team members as of September 2024. Visit www.tysonfoods.com.

Media Contact: Laura Burns, TysonFoodsPR@tyson.com
Investor Contact: Sean Cornett, IR@tyson.com
Category: IR
Source: Tyson Foods